Exhibit 99.1


                  Hutton Financial Services, Inc

                       FINANCIAL STATEMENTS

                          June 30, 2004


  [WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM]

                  Hutton Financial Services, Inc

                        TABLE OF CONTENTS

                                                                        Page


Report of Independent Registered Public Accounting Firm                  1

Balance Sheet - June 30, 2004                                            2

Statements of Operations for the period ended June 30, 2004 and 2003     3

Statement of Stockholders' Deficit for the period ended June 30, 2004    4

Statements of Cash Flows for the period ended June 30, 2004 and 2003     5

Notes to Financial Statements                                          6 - 9

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     Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Hutton Financial Services, Inc

We have audited the accompanying balance sheet of Hutton Financial Services, Inc., as of June 30, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the period ended June 30, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hutton Financial Services, Inc. as of June 30, 2004, and the results of its operations and cash flows for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Hutton Financial Services, Inc. will continue as a going concern. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/S/ Mantyla McReynods

Mantyla McReynolds
Salt Lake City, Utah
November 12, 2004

                  Hutton Financial Services, Inc
                          Balance Sheet
                          June 30, 2004

ASSETS
------

Current Assets:
    Cash in bank                                             $      6,951
                                                             -------------
      Total Current Assets                                          6,951
                                                             -------------

     Total Assets                                           $      6,951
                                                             =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Liabilities:
  Current Liabilities:

  Accounts payable                                           $        119

  Payable to shareholder                                           16,600
                                                             -------------

     Total Current Liabilities                                     16,719
                                                             -------------

     Total Liabilities                                             16,719

Stockholders' Deficit:

  Preferred Stock - 1,000,000 shares authorized
  with $0.001 par value, no shares issued and outstanding               -

  Common Stock -  24,000,000 shares authorized with
  $0.001 par value, with 1,000,000 share issued and
  outstanding Note 2                                                1,000

  Accumulated deficit                                             (10,768)
                                                             -------------

     Total Stockholders' Deficit                                   (9,768)
                                                             -------------

  Total Liabilities and Stockholders' Deficit                $      6,951
                                                             =============









          See accompanying notes to financial statements

                  Hutton Financial Services, Inc
                     Statements of Operations
            For the years ended June 30, 2004 and 2003


                                                     2004          2003
                                                ------------- -------------

Revenues                                        $    239,758  $    127,183

General & Administrative Expenses                    212,263       164,711
                                                ------------- -------------

    Operating income/(loss)                           27,495       (37,529)

Other Income
  Interest Income                                         44             -
                                                ------------- -------------

    Net Income Before Income Taxes                    27,539       (37,529)

Provision for Income Taxes                                 -             -
                                                ------------- -------------

Net Loss                                        $     27,539  $    (37,529)
                                                ============= =============

Earnings/(Loss) Per Share                       $        .03  $       (.04)
                                                ============= =============

Weighted Average Shares Outstanding-Note 1         1,000,000     1,000,000
                                                 ============ =============










          See accompanying notes to financial statements

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                  Hutton Financial Services, Inc
                Statement of Stockholders' Deficit
            For the years ended June 30, 2004 and 2003




                                                                 Net
                    Common       Common    Paid-in  Accumulated  Stockholders'
                    Shares       Stock     Capital  Deficit      Equity
                    ------------ --------- -------- ------------ -------------
Balance,
 June 30, 2002        1,000,000  $  1,000  $     -  $      (778) $        222


Net loss for
 June 30, 2003                -         -        -      (37,529)      (37,529)
                    ------------ --------- -------- ------------ -------------
Balance,
 June 30, 2003        1,000,000     1,000        -      (38,307)      (37,307)

Net income for
 the year ended
 June 30, 2003                -         -        -       27,539        27,539
                    ------------ --------- -------- ------------ -------------
Balance,
 June 30, 2004        1,000,000  $  1,000  $     -  $   (10,768) $     (9,768)
                    ============ ========= ======== ============ =============





















          See accompanying notes to financial statements

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                  Hutton Financial Services, Inc
                     Statements of Cash Flows
            For the years ended June 30, 2004 and 2003


                                                     2004          2003
                                                -------------- -------------
Cash Flows from Operating Activities:
------------------------------------
  Net Income/(Loss)                             $      27,539  $    (37,529)
  Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation                                            -             -
    Increase in accounts payable                          119             -
    (Decrease)/increase in payable to shareholder     (35,121)       51,221
                                                -------------- -------------

       Net Cash Used for Operating Activities          (7,463)       13,692


Cash Flow from Investing Activities:
-----------------------------------
       Net Cash provided by Financing activities            -             -


Cash Flow from Financing Activities:
------------------------------------
       Net Cash provided by Financing activities            -             -
                                                -------------- -------------

       Net (Decrease)/Increase in Cash                 (7,463)       13,692

Beginning Cash Balance                                 14,414           722
                                                -------------- -------------

Ending Cash Balance                             $       6,951  $     14,414
                                                ============== =============

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest        $           -  $          -
  Cash paid during the year for income taxes    $           -  $          -













          See accompanying notes to financial statements

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                  Hutton Financial Services, Inc
                  Notes to Financial Statements
                          June 30, 2004

Note 1   Organization and Summary of Significant Accounting Policies
         -----------------------------------------------------------

(a) Organization

Hutton Financial Services, Inc (the Company) previous known as Great Western Group was organized under the laws of the State of Nevada on January 18, 1996 and has elected a fiscal year end of June 30th. The Company changed its name to Hutton Financial Services, Inc on November 18, 1999. The Company was organized for the purpose of originate residential home loans, focusing on FHA streamline refinance loans, conventional home loans for purchase of new homes and the refinance of conventional home loans. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

(b) Income Taxes

The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes. The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Due to a loss from prior year, the Company has no tax liability. At this time the Company has no deferred taxes arising from temporary differences between income for financial reporting and income tax purposes.

(c) Net Earnings/(Loss) Per Common Share

Earnings/(Loss) per common share is based on the weighted-average number of shares outstanding. There are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.

(d) Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. During the period ending June 30, 2004 the Company did not have non-cash investing or financing activities.

(e) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.





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Note 1 Organization and Summary of Significant Accounting Policies [continued]
       -----------------------------------------------------------
(f) Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 104, "Revenue Recognition." SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions.

To date, the Company recognizes revenue when the earnings process is complete. That is, the arrangements of the service are documented, the service has been performed, the pricing becomes final, and collectibility is reasonably assured. The earnings process is complete at the time of closing on residential mortgage loans.

The Company records accounts receivable for services which have been performed but for which money has not been collected. The balance uncollected as of June 30, 2004 was $0. For revenue paid in advance, the Company records a liability until the service is complete. There was no outstanding unearned revenue as of June 30, 2004.

(g) Advertising Costs

The Company expenses advertising costs as incurred. For the period ending June 30, 2004 and 2003 the Company incurred advertising and marketing costs of $14,928 and $0 respectively.

(h) Recent Pronouncements

In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued. SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before a liability has been incurred. The adoption of SFAS No. 146 did not materially impact the Company's consolidated results of operations, financial position, or cash flow.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not materially impact the Company's results of operations, financial position, or cash flow.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity ("SFAS No. 150") was issued in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity in its statement of financial position. SFAS No. 150 became effective for the Company for new or modified financial instruments beginning June 1, 2003, and for existing instruments beginning June 28, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's Consolidated Financial Statements.

Note 1 Organization and Summary of Significant Accounting Policies [continued]
       -----------------------------------------------------------

In November 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Board Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires the guarantor to recognize as a liability the fair value of the obligation at the inception of the guarantee. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Management believes the Company has no guarantees that are required to be disclosed in the financial statements. The recognition provisions are to be applied on a prospective basis to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45 did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN No. 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. FIN No. 46 applies in the first year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 did not have a material impact on the Company's financial statements.

Note 2  Common Stock/Subsequent Events
        ------------------------------

The Company, at inception, issued 1,000,000 shares of common stock to one initial stockholder in exchange for services and capital contributed. Throughout the following months, additional cash was contributed in to pay operating expenses.

Note 3  Income Taxes
        ------------

Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. Loss carry forward amounts expire in 2023. Currently there is no reasonable assurance that the Company will be able to take advantage of a deferred tax asset, thus, an offsetting allowance has been established for the deferred asset.


   Description                    NOL Balance         Tax         Rate
   ----------------               -----------    ---------    ----------

   Federal Income Tax             $   9,990      $   1,498         15%

   Valuation allowance                              (1,498)

   Deferred tax asset 3/31/04                    $       -


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The valuation allowance has decreased $3,946 from $5,629 at June 30, 2003. The decrease is due to net income in the current period of $27,539.

Note 4  Related Party Transactions
        --------------------------

One shareholder has paid general and administrative expenses on behalf of the Company, in amounts up to $51,721. The balance as of June 30, 2004 is $16,600. The Company has recorded a liability for this amount which is payable on demand and is non-interest bearing.



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